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                                  EXHIBIT 10.5

                                  THEGLOBE.COM
                             MERCHANDISING AGREEMENT
                                 PREMIER PARTNER

         THIS PREMIER PARTNER MERCHANDISING AGREEMENT (the "Agreement") is made as of September 30, 1999 (the "Effective Date") by and between THEGLOBE.COM, INC., with its principal place of business at 120 Broadway, New York, NY 10271 ("theglobe"), and D.G. JEWELLERY OF CANADA, LTD., with its principal place of business at 1001 Petrolia Road, Toronto, ON M3J 2X7 ("Merchant").

1.       DEFINITIONS.

     (A) "AFFILIATE PROGRAM" means theglobe's standard affiliate program for merchants in shop.theglobe.com (when available and to the extent that Merchant is technically and legally eligible to participate).

     (B) "CLICKS" shall mean click through of any promotion described in Exhibit A.

     (C) "LAUNCH DATE" means the first day on which theglobe performs any of the promotions described on Exhibit A.

     (D) "MARKS" means the Merchant Marks or theglobe Marks, as applicable.

     (E) "MERCHANT BANNERS" means any banner, button, text or similar ads Merchant provides to theglobe or that theglobe develops for Merchant in connection with this Agreement.

     (F) "MERCHANT CONTENT" means any content or information (including without limitation any text, music, sound, photographs, video, graphics, data or software), in any medium, provided by Merchant to theglobe for use on theglobe Site (other than Merchant Banners).

     (G) "MERCHANT MARKS" means all Merchant domain names, trademarks and logos reasonably necessary or desirable for theglobe to perform under this Agreement.

     (H) "MERCHANT PAGES" means the subset of the Merchant Website co-branded in accordance with this Agreement.

     (I) "MERCHANT PRODUCTS" means the goods and services offered on Merchant Pages and those goods or services being sold by or through Merchant from the Storefront.

     (J) "MERCHANT WEBSITE" means the pages under the NetJewels.com domain.

     (K) "REFERRAL" means a person who accesses the Merchant Website.

     (L) "STOREFRONT" means the Jewelry category pages of shop.theglobe.com.


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     (M) "THEGLOBE MARKS" means all theglobe domain names, trademarks and logos reasonably necessary or desirable for Merchant to perform under this Agreement.

     (N) "THEGLOBE MATERIALS" means theglobe's navigation bars, logos and other co-branding elements provided to Merchant for incorporation on the Merchant Pages.

     (O) "THEGLOBE SITE" means all pages under theglobe.com domain or otherwise operated by theglobe or any company it controls, is controlled by or that is under common control.

2.   IMPLEMENTATION.

     2.1 PRE-LAUNCH DELIVERABLES. Promptly following the Effective Date, theglobe shall deliver to Merchant the following: theglobe Materials, a media and promotional prototype, and a plan for doing the production/design services related to integrating Merchant's promotions into theglobe Site.

     2.2 CO-BRANDING. Merchant shall co-brand the Merchant Pages with theglobe Materials. The parties shall mutually agree upon the look and feel of any co-branded Merchant Pages, specifying the location of all theglobe Materials and other branding. Merchant may not publicly display the Merchant Pages until such agreement has been reached and theglobe has approved Merchant's implementation. Thereafter, without theglobe's consent, Merchant shall not change any Merchant Pages (a) in a way that would degrade, detract from or interfere with theglobe's branding, or (b) to introduce any new third party branding on such Merchant Pages. Merchant shall not provide any hypertext links from the Merchant Pages to a page outside of the Merchant Pages (other than to theglobe Site). If requested by theglobe, Merchant shall create additional branded versions of the Merchant Pages branded with the branding of theglobe's distribution partners, which branded versions shall be implemented within 30 days of theglobe's request and subject to approval in accordance with this Section 2.

     2.3 CONTENT DELIVERY. All deliveries of theglobe Materials or Merchant Content, as applicable, shall comply with technical standards of the recipient, as reasonably specified by the recipient.

     2.4 REFERRAL RELATIONS. Merchant shall be responsible for providing all customer support regarding the Merchant Pages and the Merchant Products, and the globe may redirect to Merchant any associated customer support inquiries. To the extent that Merchant is delivering back to theglobe any information about Referrals, Merchant's privacy policy shall make any disclosures, or obtain any Referral consent, necessary to make the disclosures about Referrals back to theglobe required by this Agreement.

     2.5 STOREFRONT. theglobe shall develop, serve and manage the Storefront. theglobe shall use commercially reasonable efforts to make the Storefront publicly available a minimum of 90% of the time during any 24 hour period, 95% of the time during any 7 day period, and 98% of the time during any 30 day period. theglobe shall develop, serve and manage the Storefront. theglobe shall have complete editorial discretion over the contents, layout and look and feel of the Storefront, provided that the "Jewelry" category will always contain at least one full page on shop.theglobe.com. Merchant shall provide to theglobe product shots and product-related


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content (on a regular rotating basis) for incorporation into the Storefront. In addition, Merchant shall provide to theglobe the code necessary to allow Storefront users to search the Merchant Pages.

3.   MARKETING.

     3.1 PROMOTIONS. On and following the Launch Date, theglobe shall provide the promotions described in Exhibit A. In the event that theglobe redesigns the globe Site in a way that impacts such promotions, theglobe shall provide substantially similar promotions on the redesigned site.

     3.2 FRAMING. theglobe may frame the Merchant Pages in a mutually acceptable manner, and any consideration theglobe derives from such frames shall be solely theglobe's.

     3.3 MERCHANT BANNERS. Merchant shall deliver to theglobe Merchant Banners that are to be run in accordance with this Agreement. Such banners shall comply with theglobe's then-current technical standards. The terms of any insertion order or similar document regarding the Merchant Banners are expressly rejected, except to the extent that they specify the location, timing or duration of the display of the Merchant Banners and such terms are accepted by theglobe. theglobe may request that Merchant Banners be co-branded with theglobe Marks, in which case the parties shall work together to develop a mutually acceptable implementation. theglobe may approve or reject any Merchant Banner in its sole discretion.

     3.4 MERCHANT DELIVERABLES. Merchant will produce product shots which rotate regularly, content and search functionality so that theglobe can fulfill its promotional obligations described in Exhibit A.

4. PAYMENT. Merchant shall make the payments described in Exhibit A. Merchant shall pay theglobe's costs of collection (including reasonable attorneys' fees) for any overdue payments. All fees and payments stated herein exclude, and Merchant shall pay, any sales, use or other tax related to the parties' performance of their obligations or exercise of their rights under this Agreement, exclusive of taxes based on theglobe's net income.

5.   LICENSES AND STANDARDS.

     5.1 CONTENT. Merchant hereby grants to theglobe a non-exclusive, worldwide license to use, reproduce, create derivative works of (only as necessary to build pages in a manner consistent with this Agreement), publicly display, publicly perform and digitally perform Merchant Banners and Merchant Content on theglobe Site or otherwise as reasonably appropriate to advertise and promote the Merchant Products, the Storefront or the Merchant Pages. theglobe hereby grants to Merchant a non-exclusive, worldwide license to use, reproduce, create derivative works of (only as necessary to build Merchant Pages), publicly display, publicly perform and digitally perform theglobe Materials on Merchant Pages.

     5.2 TRADEMARKS. Merchant hereby grants to theglobe a non-exclusive license to use the Merchant Marks to advertise and promote the Storefront, the Merchant Pages and the Merchant Products. theglobe hereby grants to Merchant a non-exclusive license to use theglobe Marks on the Merchant Pages and, if requested by theglobe, in the Merchant Banners.


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     5.3 TRADEMARK RESTRICTIONS. The Mark owner may terminate the foregoing trademark license if, in its reasonable discretion, the licensee's use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within 10 days of notice of breach; alternatively, instead of terminating the license in total, the owner may specify that certain licensee uses may not contain the Marks. Title to and ownership of the owner's Marks shall remain with the owner. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not take any action inconsistent with the owner's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in the owner. The licensee shall not form any combination marks with the other party's Marks.

     5.4 OWNERSHIP. As between theglobe and Merchant: (a) theglobe and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with theglobe Materials, and (b) Merchant and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with the Merchant Content. Merchant Banners (other than any theglobe Marks incorporated therein), and the Merchant Pages (other than any theglobe Materials incorporated therein). There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the licensor or its suppliers. Neither party shall exceed the scope of the licenses granted hereunder.

     5.5 STANDARDS. Merchant shall not intentionally or in a negligent manner provide Merchant Banners (excluding any theglobe Marks incorporated therein at theglobe's request) or Merchant Content, and theglobe shall not provide to Merchant any theglobe Materials, that: (a) infringe any third party's intellectual property or publicity/privacy right; (b) violate any law or regulation; (c) are defamatory, obscene, harmful to minors or child pornographic; (d) contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; or (e) are materially false, inaccurate or misleading.

     5.6 QUALITY STANDARDS. Merchant shall provide the Merchant Products, and any related customer and technical support, on a quality level substantially equivalent to the quality offered by Merchant's online competitors. The category of Merchant Products as of the Effective Date shall be the same or substantially similar throughout the term of the Agreement. Merchant shall clearly state, and shall follow the stated, warranty and refund policies. All Referrals shall be treated at least as favorably in all respects (including without limitation with respect to pricing, quality of service, and customer support responsiveness) as Merchant treats users of the Merchant Website.

6. INFORMATION ABOUT REFERRALS. Merchant shall not disclose to any third parties any information or data collected from or about Referrals (including information provided by theglobe, voluntarily-disclosed information, and any information Merchant gleans from Referrals' access or use of the Merchant Pages), nor may Merchant use such information for any purpose other than as necessary to deliver purchased Merchant Products to Referrals. Merchant shall use at least industry-standard methods to protect the security of such Referral-related information.


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7. NO WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER
PARTY "AS IS." EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein. Unless an approval process is specified herein, all deliverables provided by one party to the other shall be deemed accepted (for purposes of the UCC) when delivered.

8. TERM AND TERMINATION.

   8.1 TERM. This Agreement will become effective on the Effective Date and will continue in effect for two (2) years following the Launch Date. The parties shall, during the 60 days immediately prior to expiration, negotiate in good faith to extend the term of this Agreement. However, no extension shall apply unless mutually agreed upon in writing by both parties.

   8.2 TERMINATION FOR FAILURE TO PERFORM. By providing written notice, a party may immediately terminate this Agreement if the other party materially breaches this Agreement and fails to cure that breach within 15 days after receiving written notice of the breach. theglobe will deliver: a) 36,000 Clicks within six months following the Launch Date, b) 72,000 Clicks within twelve months following the Launch Date, c) 115,200 Clicks within eighteen months following the Launch Date, or d) 158,400 Clicks within twenty-four months following the Launch Date. Merchant's sole and exclusive remedy and theglobe's sole and exclusive liability for theglobe's failure to deliver such Clicks shall be, at Merchant's option, either (i) to terminate this Agreement or (ii) to suspend subsequent payments until theglobe has provided the applicable number of Clicks. The number of Clicks for the purpose of this section shall include only Clicks made via banners, buttons, text links, email, or html email promotions.

  8.3 TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement for any or no reason (a) effective as of the six-month anniversary of the Effective Date by providing written notice to the other party at least fifteen (15) days prior to the six-month anniversary of the Effective Date; or (b) by providing sixty (60) days written notice to the other party at any time between the ten-month and twelve-month anniversary of the Effective Date. For one (1) month after termination for convenience by theglobe, in the event that theglobe receives an offer to establish an exclusive third-party retailer under the "Jewelry" department of shop.theglobe.com, then theglobe shall notify Merchant of the terms and conditions contained in the offer, and theglobe shall offer Merchant the right to engage in the same transaction on the exact terms of such offer. Merchant shall have five (5) days from notification to accept the exact terms of theglobe's offer. If Merchant accepts such offer, then this Agreement shall be re-instituted as amended by the terms in theglobe's notice. If the parties do not re-institute such agreement within ten (10) days from Merchant's acceptance, or if Merchant declines theglobe's offer, then theglobe shall have no further obligation to Merchant.

  8.4 TERMINATION BECAUSE OF ACQUISITION. By providing at least 15 days prior written notice, theglobe may terminate this Agreement in its sole discretion if theglobe acquires a

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controlling interest in a company or becomes controlled by a company that offers or sells jewelry, with theglobe paying a refund on a pro-rata basis to Merchant of (i) the then current month's Placement Fee and (ii) the Development Fee (as calculated on a 24-month basis).

     8.5 EFFECTS OF TERMINATION. Upon expiration or termination of the Agreement, all licenses granted hereunder shall terminate unless such licenses are expressly stated as surviving. Merchant shall promptly remove all theglobe Marks and theglobe Materials from its servers, and theglobe shall promptly remove all Merchant Marks, Merchant Banners and Merchant Content or other materials provided by Merchant from its servers. Sections 5.4, 6, 7, 8.3, 8.5, 9, 10 and 11, and any obligation to pay any accrued but unpaid amounts and audit rights, shall survive any expiration or termination.

9. LIABILITY LIMITS. NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (HOWEVER ARISING, INCLUDING NEGLIGENCE), EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNT MERCHANT ACTUALLY PAYS TO THEGLOBE HEREUNDER.

10. INDEMNITY. Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from: (a) the Indemnifying Party's acts, omissions or misrepresentations to the extent that the Indemnifying Party is deemed an agent of the Indemnified Party, (b) the Indemnifying Party's breach of its privacy policy, or (c) the Indemnifying Party's noncompliance with all applicable laws and regulations regarding its performance in connection with this Agreement. In addition, theglobe shall indemnify Merchant against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which Merchant may incur as a result of claims in any form by third parties arising from theglobe Materials or theglobe Marks. In addition, Merchant shall indemnify theglobe against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which theglobe may incur as a result of claims in any form by third parties arising from Merchant Banners (excluding theglobe Marks if applicable), Merchant Content, Merchant Marks, or Merchant Products. The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

11. GENERAL.


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     11.1 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. Both parties submit to personal jurisdiction in New York and further agree that any cause of action arising under this Agreement shall be brought in a court in New York City, NY.

     11.2 PUBLICITY. Neither party shall issue any press release or similar publicity statement regarding this Agreement without the prior approval of both parties (not to be unreasonably withheld) or as required by law.

     11.3 INDEPENDENT CONTRACTORS. The parties are independent contractors, and no agency, partnership, franchise, joint venture or employment relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

     11.4 ASSIGNMENT. Neither party may assign its rights or delegate its duties hereunder (except to an affiliated company, or to a successor in interest in the event of a merger, amalgamation, reorganization sale of assets of the business to which this Agreement is related, or consolidation) without the other party's prior written consent, and any purported attempt to do so is null and void.

     11.5 SEVERABILITY; HEADINGS. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     11.6 FORCE MAJEURE. Except as otherwise provided, if performance hereunder (other than payment) is interfered with by any condition beyond a party's reasonable control, the affected party shall be excused from such performance to the extent of such condition. Each party acknowledges that website operations may be affected by numerous factors outside of a party's control.

     11.7 NOTICE. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed email, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, 1 day after deposit with an overnight courier, 5 days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices will be sent to a party at its address set forth in the preamble above or such other address as that party may specify in writing pursuant to this subsection.

     11.8 ENTIRE AGREEMENT; WAIVER. This Agreement sets forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement. This Agreement may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.


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
THEGLOBE.COM, INC.:                      MERCHANT: DG Jewellery


   By: /s/ Bryan Wiener                  By:    /s/ Jack Berkovits
     ------------------------------         -----------------------------------
   Name:   Bryan Wiener                  Name:  Jack Berkovits
       ----------------------------         -----------------------------------
   Title:  General Manager               Title: CEO
       ----------------------------         -----------------------------------


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                                    EXHIBIT A
                                 BUSINESS TERMS


THEGLOBE'S PROMOTIONS:

Merchant and theglobe shall mutually agree upon a list of ten (10) keywords that will display advertisements for Merchant on theglobe Site. theglobe may remove one or more of such keywords if it has a legitimate reason, in which case the parties will mutually agree an equal number of replacement keywords. theglobe shall produce creative (including banners, buttons, text links, emails and html emails) for Merchant for use in promotions described herein. theglobe will manage the performance of this promotional campaign to maximize conversion rates.


YEAR ONE

theglobe will:

-    host a Jewelry Storefront within shop.theglobe.com
-    facilitate Affiliate Program integration, if applicable
- serve 6,900,000 banners promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 1,200,000 buttons promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 1,200,000 text links promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 3,100,000 emails promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 2,000,000 html emails promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- provide sponsorship within shop.theglobe.com promotions for Halloween, Thanksgiving, Holiday 99, New Years 2000, Valentine's Day, Graduation, Mothers' Day, Fathers' Day.
-    provide 4  Celebrity Event Sponsorships



YEAR TWO

theglobe will:

-    host a Jewelry Storefront within shop.theglobe.com
-    facilitate Affiliate Program integration, if applicable
- serve 8,280,000 banners promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 1,440,000 buttons promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages


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-    serve 1,440,000 text links promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 3,720,000 emails promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- serve 2,400,000 html emails promoting the Storefront, Merchant Pages, or item sold on the Merchant Pages
- provide sponsorship within shop.theglobe.com promotions for Halloween, Thanksgiving, Holiday 99, New Years 2001, Valentine's Day, Graduation, Mothers' Day, Fathers' Day.
-    provide 4  Celebrity Event Sponsorships



Except as specified in Section 8.2, if theglobe promises to deliver a minimum number of impressions during a specified time period and fails to do so, theglobe's sole and exclusive obligation in such circumstance shall be to continue performing the promotion until it delivers the total number of required impressions. If, at the end of the Agreement, theglobe fails to deliver all impressions and Clicks promised hereunder, theglobe shall have an additional 90 days to deliver the total number of required impressions or Clicks, or continue running until the required number of impressions and Clicks have been delivered. If theglobe does not do so, theglobe shall thereafter promptly refund a prorated amount of the placement fees set forth below (prorated based on the number of impressions or Clicks actually delivered, as applicable).

theglobe may redesign or modify the organization, structure or "look and feel" of theglobe Site at any time without notice, provided that the "Jewelry" category will always contain at least one full page on shop.theglobe.com. In the event such modifications affect the placement of such promotions, theglobe shall notify Provider and shall work with Provider to display such promotions in comparable places on theglobe Site.

EXCLUSIVITY.

1. Within the "Jewelry" department of shop.theglobe.com, Merchant will be the only third party jewelry-retailer whose products are promoted on the Storefront.

2. The "Jewelry" department of shop.theglobe.com will remain titled "Jewelry", or another mutually agreeable title.

3. In other departments of shop.theglobe.com, theglobe will not create a sub-department labeled "Jewelry".

4. Merchant acknowledges that theglobe is not prevented from accepting advertising or otherwise promoting jewelry on theglobe Site.

5. During the term of this Agreement, theglobe will not allow third party retailers in shop.theglobe.com to promote fine jewelry on their storefronts, provided that theglobe may permit retailers to promote watches under $500 retail throughout shop.theglobe.com. In the event that theglobe breaches this Section 5, theglobe's sole and exclusive liability and Merchant's sole

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and exclusive remedy will be for theglobe to remove the fine jewelry or watches over $500 retail from the storefront within 15 days notice from Merchant.

6. Notwithstanding anything to the contrary herein, theglobe may promote in the "partner links" area of the left hand navigation bar on the Storefront third parties whose goods or services include the sales of jewelry, so long as any such party's sale of jewelry is not expressly promoted in that "partner links" area or anywhere else in the Storefront.


TOTAL PAYMENTS.

DEVELOPMENT FEE. Merchant shall pay to theglobe a nonrefundable one-time development fee of $27,000 for theglobe's preparation and delivery of the pre-launch deliverables.

EXCLUSIVITY FEE. For year 1 of the Agreement, Merchant shall pay to theglobe a nonrefundable exclusivity fee of $147,000. For year 2 of the Agreement, Merchant shall pay to theglobe a nonrefundable exclusivity fee of $180,000.

PLACEMENT FEE. For year 1 of the Agreement, Merchant shall pay to theglobe a nonrefundable placement fee of $96,000. For year 2 of the Agreement, Merchant shall pay to theglobe a nonrefundable placement fee of $144,000.


PAYMENT SCHEDULE.

YEAR 1

Effective Date:                                               $27,000

Launch Date, and each of the following 11 monthly
anniversary dates of the Launch Date:                         $20,250

Total Year 1 (excluding Affiliate Program Royalties)          $270,000

YEAR 2

Each monthly anniversary of the Launch Date:                  $27,000

Total Year 2 (excluding Affiliate Program Royalties)          $324,000

Merchant will pay theglobe a percentage of revenue for sales referred via Affiliate Program on a monthly basis throughout the term. This percentage will be calculated by adding the same commission percentage made available via the Merchant's affiliate program to the general public on the Merchant Website and adding three (3) percent.

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RECORD KEEPING.

Merchant shall keep for 3 years proper records and books of account relating to the foregoing computation of royalties. Once every 12 months, theglobe or its designee may inspect such records to verify Merchant's reports. Any such inspection shall be conducted in a manner that does not unreasonably interfere with Merchant's business activities. Merchant shall immediately make any overdue payments disclosed by the audit plus applicable interest. If such audit discloses an overpayment by Merchant, theglobe will promptly refund such overpayment to Merchant. Such inspection shall be at theglobe's expense; however, if the audit reveals overdue payments in excess of 5% of the payments owed to date, Merchant shall immediately pay the cost of such audit, and theglobe may conduct another audit during the same 12 month period.